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                                                                    EXHIBIT 11.1

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
                                  CYMER, INC.


                    CALCULATION OF PRIMARY AND FULLY DILUTED
              PRO FORMA EARNINGS (LOSS) PER SHARE OF COMMON STOCK
- -------------------------------------------------------------------------------------------


                                                                  SIX MONTHS     SIX MONTHS
                                                   YEAR ENDED       ENDED          ENDED
                                                   DECEMBER 31,    JUNE 30,       JUNE 30,
                                                       1995          1995          1996
PRIMARY AND FULLY DILUTED:

 Net income (loss) applicable to
   earnings (loss) per share                       $   69,000    $ (383,000)    $  957,000
                                                   ----------    ----------     ----------
Common stock and common stock equivalents:
 Pro forma weighted average shares of common
   stock outstanding during the year                7,330,640     6,691,916      8,765,319

Common stock equivalents (stock options
 and warrants)                                        240,630                      900,361
                                                   ----------    ----------     ----------
     Total common stock and common stock
       equivalents                                  7,571,270     6,691,916      9,665,680
                                                   ----------    ----------     ----------
Pro forma earnings (loss) per common share              $0.01        ($0.06)         $0.10
                                                        -----        ------          -----
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 Note:  Based on the Company's capital structure, there is no difference between primary and fully diluted proforma earnings (loss) per share. As such, the calculation above reflects both primary and fully diluted pro forma earnings (loss) per common share for the periods indicated. Common stock equivalents are not included for the six months ended June 30,
        1995 as they are antidilutive.